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SHOE CARNIVAL REPORTS FIRST QUARTER FISCAL 2022 RESULTS

•
First quarter EPS of $0.95 exceeded expectations, growing 107 percent compared to 2019 pre-pandemic, driven by double-digit operating profit margin.
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Raising 2022 EPS guidance and re-affirming sales guidance.
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Grew new customer acquisition over 10 percent compared to first quarter 2021, resulting in over 29 million loyal customers.

Evansville, Indiana, May 18, 2022 - Shoe Carnival, Inc. (Nasdaq: SCVL) (the "Company"), a leading retailer of footwear and accessories for the family, today reported results for the first quarter ended April 30, 2022.

Given the volatility during 2020 and 2021, the Company believes the most relevant indicator of the Company’s strength is the 25.1 percent sales growth and 107 percent EPS growth achieved during 2022 versus the first quarter 2019 before the COVID-19 pandemic.

(In thousands, except per share data)	Thirteen Weeks Ended
	April 30,	May 1,	May 2,	May 4,
	2022	2021	2020	2019
Net sales	$317,527	$328,457	$147,495	$253,810
Change in net sales compared to 2022		-3.3%	115.3%	25.1%
Gross profit	$112,863	$130,158	$31,464	$75,140
Gross profit margin	35.5%	39.6%	21.3%	29.6%
SG&A as a percentage of net sales	24.4%	22.1%	37.1%	23.4%
Net income/(loss)	$26,897	$43,242	$(16,190)	$13,873
Diluted net income/(loss) per share ("EPS")	$0.95	$1.51	$(0.58)	$0.46

The Company’s first quarter operating results during 2020 and 2021 were impacted by the COVID-19 pandemic. During 2020 the Company’s retail stores were closed for over half the first quarter due to the COVID-19 shutdown. During 2021 the Company’s first quarter net sales grew 122.7 percent from retail stores being open the full period, expanding market share and gains from the government distributing over $400 billion in consumer stimulus.

“Our strategies to double our operating profit compared to the levels before the pandemic have worked. Our first quarter results demonstrate the structural profit transformation and increased scale our plans have achieved compared to pre-pandemic results. With gross profit margins in the mid-thirties, double-digit operating profit margin and store productivity above $300 per square foot, we are incredibly optimistic about our future growth and long-term profit potential,” said Mark Worden, President and Chief Executive Officer.

“Both of our store banners exceeded expectations despite the quarter's economic headwinds and global uncertainties. Based on the strong start versus our plans, we are raising our annual EPS guidance and reiterating our sales growth guidance for 2022,” concluded Mr. Worden.

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Enhanced Fiscal 2022 Earnings Outlook

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Net sales are expected to increase 4 to 7 percent compared to the prior year, on top of 36 percent growth in fiscal 2021.
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EPS is now expected to be in the range of $3.95 to $4.15 compared to previous guidance of $3.80 to $4.10 and a pre-pandemic annual high of $1.46 in fiscal 2019.

Operating Results

First quarter 2022 net sales of $317.5 million increased 25.1 percent compared to the pre-pandemic first quarter 2019 driven by new customer acquisition of over 25 percent versus first quarter 2019.

First quarter 2022 gross profit margin was 35.5 percent, a nearly 600 basis point increase compared to the pre-pandemic first quarter 2019. An increase in the merchandise margin was partially offset by higher distribution costs due to the impact of inflation on transportation and fuel.

Operating income for the first quarter 2022 was 11.1 percent of net sales, a 500 basis point increase compared to the pre-pandemic level in first quarter 2019.

First quarter 2022 net income was $26.9 million, or $0.95 per diluted share, compared to first quarter 2019 of $13.9 million, or $0.46 per diluted share, and $43.2 million, or $1.51 per diluted share, in first quarter 2021.

Store Updates

Two new stores were opened in the first quarter of fiscal 2022 and no stores were closed. The Company aims to open 10 new stores in fiscal 2022, expects no store closures, and store count to exceed 400 stores by the end of fiscal 2022.

The Company is currently in process of modernizing its stores and plans to have over 50 percent of stores modernized by the summer of 2023 and the full program complete by the end of fiscal 2024. Through the first quarter of 2022, 31 percent of the Company’s fleet is complete.

Share Repurchase Program

As of April 30, 2022, the Company had $29.5 million available for future repurchases under its share repurchase program and during the first quarter repurchased 682,886 shares at a total cost of $20.5 million.

Conference Call

Today, at 8:30 a.m. Eastern Time, the Company will host a conference call to discuss the first quarter results. Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on the Company’s website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

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Annual Shareholder Meeting

As previously announced, the Company will hold its Annual Meeting of Shareholders at 9:00 a.m. Eastern Time on June 23, 2022. Information about the annual meeting and related material, including the Company's proxy statement and annual report, can be found on the Company's Investors web page.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of dress, casual and athletic footwear for men, women and children with emphasis on national name brands. As of May 18, 2022, the Company operates 395 stores in 35 states and Puerto Rico under its Shoe Carnival and Shoe Station banners and offers shopping at www.shoecarnival.com. Headquartered in Evansville, IN, Shoe Carnival, Inc. trades on The Nasdaq Stock Market LLC under the symbol SCVL. Press releases and annual report are available on the Company's website at www.shoecarnival.com.

Contact Information

W. Kerry Jackson

Shoe Carnival Investor Relations

(812) 867-4034

Cautionary Statement Regarding Forward-Looking Information

As used herein, “we”, “our” and “us” refer to Shoe Carnival, Inc. This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: our ability to control costs and meet our labor needs in a rising wage, inflationary, and/or supply chain constrained environment; the duration and spread of the COVID-19 pandemic, mitigating efforts deployed, including the effects of government stimulus on consumer spending, and the pandemic’s overall impact on our operations, including our stores, supply chain and distribution processes, economic conditions, and financial market volatility; our ability to operate the recently acquired Shoe Station assets, retain Shoe Station employees and achieve expected operating results and other benefits from the Shoe Station acquisition within expected time frames, or at all; risks that the Shoe Station acquisition may disrupt our current plans and operations or negatively impact our relationship with our vendors and other suppliers; the potential impact of national and international security concerns, including those caused by war and terrorism, on the retail environment; general economic conditions in the areas of the continental United States and Puerto Rico where our stores are located; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales; our ability to successfully navigate the increasing use of online retailers for fashion purchases and the impact on traffic and transactions in our physical stores; the success of the open-air shopping centers where many of our stores are located and its impact on our ability to attract customers to our stores; our ability to attract customers to our e-commerce platform and to successfully grow our omnichannel sales; the effectiveness of our inventory management, including our ability to manage key merchandise vendor relationships and emerging direct-to-consumer initiatives; changes in our relationships with other key suppliers; changes in the political and economic environments in, the status of trade relations with, and the impact of changes in trade policies and tariffs impacting, China and other countries which are the major manufacturers of footwear; the impact of competition and pricing; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; our ability to successfully manage our current real estate portfolio and

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leasing obligations; changes in weather, including patterns impacted by climate change; changes in consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the impact of natural disasters, other public health crises, political crises, civil unrest, and other catastrophic events on our operations and the operations of our suppliers, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees, including as a result of a cybersecurity breach; our ability to successfully execute our business strategy, including the availability of desirable store locations at acceptable lease terms, our ability to identify, consummate or effectively integrate future acquisitions, our ability to implement and adapt to new technology and systems, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our business plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; an increase in the cost, or a disruption in the flow, of imported goods; the impact of regulatory changes in the United States, including minimum wage laws and regulations, and the countries where our manufacturers are located; the resolution of litigation or regulatory proceedings in which we are or may become involved; continued volatility and disruption in the capital and credit markets; future stock repurchases under our stock repurchase program and future dividend payments; and other factors described in the Company’s SEC filings, including the Company’s latest Annual Report on Form 10-K. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “aims,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

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SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
	April 30, 2022	May 1, 2021
Net sales	$317,527	$328,457
Cost of sales (including buying, distribution and occupancy costs)	204,664	198,299
Gross profit	112,863	130,158
Selling, general and administrative expenses	77,479	72,555
Operating income	35,384	57,603
Interest income	(32)	(4)
Interest expense	95	119
Income before income taxes	35,321	57,488
Income tax expense	8,424	14,246
Net income	$26,897	$43,242
Net income per share:
Basic	$0.96	$1.53
Diluted	$0.95	$1.51
Weighted average shares:
Basic	27,996	28,258
Diluted	28,331	28,647

Cash dividends declared per share	$0.090	$0.070

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SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

(Unaudited)

	April 30,	January 29,	May 1,
	2022	2022	2021
ASSETS
Current Assets:
Cash and cash equivalents	$86,179	$117,443	$174,643
Marketable securities	10,965	14,961	0
Accounts receivable	14,442	14,159	7,477
Merchandise inventories	345,021	285,205	268,629
Other	14,592	10,264	11,896
Total Current Assets	471,199	442,032	462,645
Property and equipment – net	110,033	88,533	62,038
Operating lease right-of-use assets	222,259	220,952	207,571
Intangible assets	32,600	32,600	0
Goodwill	11,698	11,384	0
Deferred income taxes	0	2,699	4,965
Other noncurrent assets	13,945	14,064	12,870
Total Assets	$861,734	$812,264	$750,089

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$116,837	$69,092	$102,405
Accrued and other liabilities	31,243	33,053	55,011
Current portion of operating lease liabilities	51,287	51,563	42,895
Total Current Liabilities	199,367	153,708	200,311
Long-term portion of operating lease liabilities	195,426	194,788	185,205
Deferred income taxes	409	0	0
Deferred compensation	10,482	10,901	11,614
Other	336	334	2,684
Total Liabilities	406,020	359,731	399,814
Total Shareholders’ Equity	455,714	452,533	350,275
Total Liabilities and Shareholders’ Equity	$861,734	$812,264	$750,089

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SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

(Unaudited)

	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
	April 30, 2022	May 1, 2021
Cash Flows From Operating Activities
Net income	$26,897	$43,242
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,677	4,315
Stock-based compensation	1,240	1,227
Loss on retirement and impairment of assets, net	22	757
Deferred income taxes	3,108	670
Non-cash operating lease expense	11,998	11,434
Other	304	1,187
Changes in operating assets and liabilities:
Accounts receivable	(283)	(381)
Merchandise inventories	(59,816)	(35,363)
Operating leases	(12,942)	(16,682)
Accounts payable and accrued liabilities	41,697	61,519
Other	801	4,595
Net cash provided by operating activities	17,703	76,520

Cash Flows From Investing Activities
Purchases of property and equipment	(26,907)	(4,083)
Investments in marketable securities and other	(6)	0
Sales of marketable securities and other	3,040	0
Net cash used in investing activities	(23,873)	(4,083)

Cash Flow From Financing Activities
Proceeds from issuance of stock	45	64
Dividends paid	(2,576)	(2,054)
Purchase of common stock for treasury	(20,515)	0
Shares surrendered by employees to pay taxes on stock-based compensation awards	(2,048)	(2,336)
Net cash used in financing activities	(25,094)	(4,326)
Net (decrease) increase in cash and cash equivalents	(31,264)	68,111
Cash and cash equivalents at beginning of period	117,443	106,532
Cash and cash equivalents at end of period	$86,179	$174,643